Exhibit 99.1

En Pointe Technologies, Inc. Reports Financial Results for the Third Quarter of Fiscal 2005 – Total Net Sales for the Quarter at a Four Year High

Los Angeles, CA – August 11, 2005 — En Pointe Technologies, Inc. (NASDAQ:ENPT), a leading national provider of business-to-business information technology products, services and solutions, today announced consolidated results for its third fiscal quarter and nine months ended June 30, 2005. Total net sales in the third quarter of fiscal 2005 grew 12% to $92.6 million as compared to the $82.9 million reported for the third quarter of fiscal 2004. Net income for the third quarter of fiscal 2005 was $102,000, or $0.01 per basic and diluted share, as compared with the net income of $477,000, or $0.07 per basic and diluted share, reported in the third quarter of fiscal 2004.

“Our goal this quarter was to concentrate on increasing our revenue base and I’m proud to announce that we achieved that goal and in doing so had our best June quarter in four years” said Bob Din, CEO of En Pointe Technologies, Inc. “A dedicated team effort brought us higher revenues in certain core areas of our business, including logistics and managed services, software licensing and product fulfillment.” Mr. Din added, “We believe that the price we pay today in increased expenses for the cost of our training and infrastructure programs is an important investment that will reap dividends in future revenue growth.”

Both service and product revenues continued on a path of double-digit percentage growth with service revenues increasing 11% and product revenues increasing 12% during the June 2005 quarter as compared with that of the June 2004 quarter.

For the nine months ended June 30, 2005, total net sales increased 16% to $240.9 million from $207.7 million during the comparable period in the prior fiscal year with most of that increase continuing to come from product sales.

Compared to the same quarter last year, total gross profits declined 4%, from $9.5 million to $9.1 million, with services gross profits declining 26% and product gross profits improving 13%. The decline in service gross profits resulted primarily from En Pointe’s efforts to increase its service revenues by offering more competitive pricing in the marketplace to attract new business as well as adding dedicated facilities. During the June 2005 quarter, En Pointe’s logistics and managed services business contributed $3.0 million, or 33%, of En Pointe’s total gross profits, as compared to $4.1 million, or 43%, in the June 2004 quarter.

With the 4% decline in total gross profits coupled with a 14% increase in selling and marketing expenses resulting primarily from En Pointe’s build-up of its software licensing business as well as certain other infrastructure investments, En Pointe experienced a $174,000 operating loss for the June 2005 quarter as compared to $668,000 in operating income during the June 2004 quarter.

However, in respect to the current operating loss, it should be noted that En Pointe continues to hold an approximate 38% interest in Premier BPO, Inc (“PBPO”), a start-up offshore business process outsourcing services provider, and as a result under FIN 46 accounts for its investment as a Variable Interest Entity by consolidating PBPO’s results with its own. The effect of consolidating PBPO’s financial results has been to mask the core earnings strength of En Pointe by absorbing $369,000 of PBPO’s operating losses in its June 2005 quarter. While the operating loss impact is mitigated, somewhat, by $155,000 of PBPO’s net loss being allocated to the “minority interest”, the net effect on En Pointe’s earnings still remained a negative $217,000. In spite of this drain on earnings, En Pointe was able to attain a bottom-line profit of $102,000, marking its eighth consecutive profitable quarter.

About En Pointe Technologies, Inc.

En Pointe Technologies, Inc. is a leading national provider of information technology products, e-business solutions and professional services to medium and large commercial customers and government and educational accounts of all sizes. A state-of-the-art e-commerce network electronically links En Pointe, via AccessPointeTM and its back-office business systems, to the largest distributors and manufacturers in the industry. En Pointe offers direct on-line access to several billion dollars of mainstream information technology products available in the U.S. while eliminating the risks associated with carrying significant inventory. Its flagship software AccessPointeTM provides En Pointe’s customers with the ability to create private electronic exchanges, accessed through the Web, procurement applications or ERP systems, to efficiently manage the procurement process and allow its customers to make fully informed strategic buying decisions. En Pointe Professional Services offers value added services such as: Pre-sales consulting, Technology Planning and Management, which includes — integration, configuration, deployment and migration, Helpdesk Support Services, Project and Program Management, and Infrastructure Support and Maintenance.

En Pointe, a minority business enterprise, is represented nationally with a concentration in over 17 sales and service markets throughout the United States, as well as a value-added ISO 9001:2000 certified integration operation in Ontario, California. Please visit En Pointe at www.enpointe.com.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, En Pointe Technologies, or its representatives, have made or may make forward-looking statements, orally or in writing. The words “estimate,” “project,” “potential,” “intended,” “expect,” “anticipate,” “believe” and similar expressions or words are intended to identify forward-looking statements. Such forward-looking statements may be included in, but are not limited to, various filings made by En Pointe with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions. Reference is hereby made to En Pointe ‘s Annual Report on Form 10-K for the fiscal year ended September 30, 2004 for information regarding those factors and conditions. Among the important factors that could cause actual results to differ materially from management’s projections, estimates and expectations include, but are not limited to: changing economic influences in the industry; dependence on key personnel; actions of manufacturers and suppliers; and availability of adequate financing.

All trademarks and service marks are the property of their respective owners.

To contact En Pointe regarding any investor matters, please contact:

Javed Latif
Chief Financial Officer and
Sr. Vice President, Operations
En Pointe Technologies, Inc.
Phone: (310) 725-5212
Fax: (310) 725-9786
ir@enpointe.com

To contact En Pointe regarding any sales or customer matters, please e-mail us at:
sales@enpointe.com or contact us by phone at (310) 725-5200.

En Pointe Technologies, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	September 30,
	2005	2004
ASSETS:	(Unaudited)

Current assets:
Cash	$14,240	$16,072
Restricted cash	71	71
Accounts receivable, net	52,382	31,571
Inventories, net	8,154	7,105
Prepaid expenses and other current assets	1,064	578

Total current assets	75,911	55,397
Property and equipment, net of accumulated
depreciation and amortization	2,672	5,346
Other assets	906	689

Total assets	$79,489	$61,432

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Current liabilities:
Accounts payable, trade	$19,544	$13,971
Borrowings under line of credit	32,412	18,309
Accrued liabilities	3,969	4,087
Other current liabilities	3,561	1,151

Total current liabilities	59,486	37,518
Long term liability	385	5,628

Total liabilities	59,871	43,146
Minority interest	992	308
Total stockholders’ equity	18,626	17,978

Total liabilities and stockholders’ equity	$79,489	$61,432

En Pointe Technologies, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three months ended		Nine months ended
	June 30,		June 30,
	2005	2004	2005	2004

Net sales:
Product	$80,450	$71,968	$205,107	$174,996
Service	12,142	10,895	35,815	32,743

Total net sales	92,592	82,863	240,922	207,739

Cost of sales:
Product	74,416	66,612	189,407	162,362
Service	9,098	6,779	25,568	18,922

Total cost of sales	83,514	73,391	214,975	181,284

Gross profit:
Product	6,034	5,356	15,700	12,634
Service	3,044	4,116	10,247	13,821

Total gross profit	9,078	9,472	25,947	26,455

Selling and marketing expenses	6,591	5,794	18,872	16,972
General and administrative expenses	2,661	3,010	7,367	8,095

Operating (loss) income	(174)	668	(292)	1,388
Interest (income) expense, net	(76)	211	23	628
Other income, net	(46)	(91)	(530)	(245)

(Loss) income before income taxes and minority interest	(52)	548	215	1,005
Provision for income taxes	1	71	25	101

Income before minority interest	(53)	477	190	904
Minority interest in affiliate loss	155	—	304	19

Net income	$102	$477	$494	$923

Net income per share:
Basic	$0.01	$0.07	$0.07	$0.14

Diluted	$0.01	$0.07	$0.07	$0.13

Weighted average shares outstanding:
Basic	6,867	6,792	6,841	6,729

Diluted	7,124	6,907	7,101	6,855